Exhibit 99.2

PCTEL Declares Regular Quarterly Dividend

Sets Dividend at $0.03 per Share

BLOOMINGDALE, IL, October 24, 2011 — PCTEL, Inc. (NASDAQ:PCTI), a leader in antenna and scanning receiver solutions, announced the initiation of a regular quarterly dividend of $0.03 per share on its common stock, payable November 15, 2011 to shareholders of record at the close of business November 8, 2011. The company had $68 million in cash and investments, with no debt, at the end of the last fiscal quarter this year.

The company’s core businesses in antennas and scanning receivers continue to grow as a result of private network expansion, the growth of their GPS and offloading markets, and the deployment of LTE. The company’s investment in a new scanning receiver platform (the SeeGull MX) has been extremely attractive to the global providers of wireless test and measurement solutions. In addition, the company has funded the exciting development of security solutions for Android-based cellular phones which are currently plagued with exploits that compromise stored files, privacy, and control of vital capabilities. The company delivered a prototype of its solution earlier this month.

“PCTEL has a long history of returning value to its investors through stock buyback programs. Over the past 10 years, PCTEL has bought back approximately 8.65 million shares for $68.4 million. We also declared a one-time special dividend of $0.50 per share in 2008 after the sale of one of our software businesses,” said Marty Singer, PCTEL’s Chairman and CEO. “We believe in our long-term prospects and our ability to generate cash. While we are mindful that we require cash to fund our technology initiatives and acquire additional assets, we are confident that a quarterly dividend of this size will not interfere with our organic or acquisition-based growth plans. The company will consider stock buy backs under specific circumstances in the future,” added Singer.

PCTEL will discuss its regular quarterly dividend during its third quarter 2011 earnings conference call. The conference call is scheduled for October 26, 2011.

About PCTEL

PCTEL, Inc. (NASDAQ:PCTI), is a global leader in propagation and wireless network optimization solutions. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize mobile networks. PCTEL’s SeeGull scanning receivers are deployed in industry leading wireless test and measurement equipment and viewed as an essential wireless data collection tool for cellular network optimization, drive tests, and spectrum clearing. PCTEL develops and supports scanning receivers for LTE, EVDO, CDMA, WCDMA, TD-SCDMA and WiMAX networks. SeeHawk™, PCTEL’s latest analysis tool, facilitates the visualization of data from all of PCTEL’s data collection devices. PCTEL Secure, a joint venture with Eclipse Design Technologies, designs Android-based, secure communication products.

PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, aviation, defense and government applications; SCADA, Health Care, Energy, Smart Grid and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and precision GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, Yagi antennas, military antennas, precision aviation antennas and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.antenna.pctel.com, www.rfsolutions.pctel.com or www.pctelsecure.com

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com